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                                  EXHIBIT 23.1

                        CONSENT OF RUSSELL & ATKINS, PLC

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2) and related prospectus of Capital Growth Systems, Inc. for the registration of 8,133,093 shares of its common stock and to the incorporation by reference therein of our report dated April 28, 2003, with respect to the 2003 consolidated financial statements and schedule of Capital Growth Systems, Inc. included in its Annual Report (Form 10-KSB) for the transition period ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Russell & Atkins, PLC
-------------------------
Russell & Atkins, PLC.

Oklahoma City, Oklahoma
May 3, 2004